EXHIBIT 99.2

                             NOTICE OF REDEMPTION
                               TO THE HOLDERS OF

                       INTEGRATED HEALTH SERVICES, INC.
                 6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003

  THE CONVERSION PRIVILEGE DESCRIBED BELOW EXPIRES AT 5:00 P.M., NEW YORK CITY
                 TIME, ON JUNE 29, 1998, THE REDEMPTION DATE.

     NOTICE IS HEREBY GIVEN that in accordance with Article Eleven of the Indenture, dated as of December 1, 1992 (the "Indenture"), between Integrated Health Services, Inc. (the "Company") and The Bank of New York (as successor-in-interest to Signet Trust Company), as Trustee (the "Trustee"), the Company has elected to redeem all of the Company's 6% Convertible Subordinated Debentures due 2003 (the "Debentures") on June 29, 1998 (the "Redemption Date"). Capitalized terms used herein and not defined are used as defined in the Indenture.

     The Debentures will be redeemed at a redemption price of 103.0% of the principal amount thereof, plus interest accruing from January 1, 1998 to the Redemption Date, for a total price of $1,059.83 for each $1,000 principal amount of Debentures (the "Redemption Price"). On the Redemption Date, the Redemption Price will become due and payable upon each Debenture, or portion thereof, to be redeemed and interest will cease to accrue on and after such date.

     Debentures (or any portion thereof which is $1,000 or an integral multiple thereof) may be converted into the Company's common stock, par value $.001 per share (the "Common Stock"), at a conversion price of $32.125 principal amount of Debentures per share of Common Stock (equivalent to 31.13 shares of Common Stock for each $1,000 principal amount of Debentures). The Company will deliver cash in lieu of any fractional share of Common Stock. The right to convert the Debentures will terminate at 5:00 p.m., New York City time, on the Redemption Date.

     Debentures must be surrendered to The Bank of New York, as paying and conversion agent (the "Paying and Conversion Agent"), to collect the Redemption Price or to convert the Debentures. A Letter of Transmittal should be used in connection with the surrender of Debentures for conversion or redemption. Debentures are to be surrendered for conversion or redemption at the office of the Paying and Conversion Agent shown below:

                                REDEMPTION ONLY:
                                ----------------

        BY HAND:         BY OVERNIGHT COURIER:                    BY MAIL:
                                                 (registered or certified mail recommended)

 The Bank of New York    The Bank of New York              The Bank of New York
   101 Barclay Street     101 Barclay Street                  P.O. Box 11265
   Fiscal Agencies-7E     Fiscal Agencies-7E               Church Street Station
   New York, NY 10286     New York, NY 10286                New York, NY 10286
                                                           Attn: Fiscal Agencies
                                                               Dept. 101B-7E


                               CONVERSION ONLY:
                               ----------------


        BY HAND:         BY OVERNIGHT COURIER:                    BY MAIL:
                                                 (registered or certified mail recommended)

 The Bank of New York    The Bank of New York              The Bank of New York
   101 Barclay Street     101 Barclay Street                  P.O. Box 11265
     Reorg. Dept.-7E       Reorg. Dept.-7E                 Church Street Station
   New York, NY 10286     New York, NY 10286                New York, NY 10286
                                                        Attn: Reorg. Dept. 101B-7E

     This Notice of Redemption, a Letter of Transmittal and a prospectus have been sent to each holder of record of Debentures. Debenture holders should read the prospectus and instructions to the Letter of Transmittal carefully.

     If any holder requires assistance, has questions or would like to obtain copies of the redemption materials, please contact The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: Carolle Montrevil,
Telephone: (212) 815-3738.

                ALTERNATIVES AVAILABLE TO HOLDERS OF DEBENTURES

     Holders of Debentures have the following alternatives, each of which should be considered carefully:

     1. Conversion into Common Stock. Holders may convert Debentures (or any portion thereof which is $1,000 or an integral multiple thereof) into Common Stock of the Company at a conversion price of $32.125 per share of Common Stock (equivalent to 31.13 shares of Common Stock for each $1,000 principal amount of Debentures) at any time prior to 5:00 p.m., New York City time, on June 29, 1998 (the "Redemption Date"), time being of the essence. No fractional shares of Common Stock will be issued upon conversion of Debentures. Instead, the Company will pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price (as defined below) at the close of business on the day of conversion (or, if such day is not a Trading Day (as defined below), on the Trading Day immediately preceding such day). "Closing Price" means the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange ("NYSE"). "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are generally not traded on the NYSE.

     On the basis of the $38.1875 closing price of the Common Stock as reported on the NYSE on May 28, 1998, 31.13 shares had a market value (including cash in lieu of the fractional share) equivalent to $1,188.78 (without giving effect to commissions and other costs which would likely be incurred on sale). No payment or adjustment will be made on conversion for interest accrued on the Debentures surrendered for conversion. Accordingly, any holder surrendering Debentures for conversion will not receive any interest with respect to such Debentures from January 1, 1998.

     AS LONG AS THE MARKET PRICE OF THE COMMON STOCK REMAINS AT OR ABOVE $34.05 PER SHARE, THE HOLDERS OF DEBENTURES WHO ELECT TO CONVERT WILL RECEIVE, UPON CONVERSION, COMMON STOCK (INCLUDING CASH, IF ANY, RECEIVED IN LIEU OF FRACTIONAL SHARES) HAVING A GREATER MARKET VALUE THAN THE AMOUNT OF CASH RECEIVABLE UPON REDEMPTION OF SUCH DEBENTURES (BEFORE DEDUCTING ANY TAXES, COMMISSIONS AND OTHER COSTS WHICH WOULD LIKELY BE INCURRED ON SALE OF THE COMMON STOCK RECEIVED UPON CONVERSION OF THE DEBENTURES). IT SHOULD BE NOTED, HOWEVER, THAT THE PRICE OF THE COMMON STOCK RECEIVED UPON CONVERSION WILL FLUCTUATE IN THE MARKET. NO ASSURANCE CAN BE GIVEN AS TO THE PRICE OF THE COMMON STOCK AT ANY FUTURE TIME, AND THE HOLDERS SHOULD EXPECT TO INCUR VARIOUS EXPENSES OF SALE IF SUCH COMMON STOCK IS SOLD.

     THE RIGHT TO CONVERT DEBENTURES INTO COMMON STOCK EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON THE REDEMPTION DATE, TIME BEING OF THE ESSENCE. FROM AND AFTER THAT DATE AND TIME, HOLDERS OF DEBENTURES WILL BE ENTITLED ONLY TO THE REDEMPTION PRICE, WITHOUT INTEREST FROM THE REDEMPTION DATE.

     2. Sale in Open Market. Holders may sell the Debentures in the open market. Holders of Debentures who wish to sell their Debentures in the open market should consult with their own advisors regarding if and when they should sell their Debentures and the tax consequences thereof. Holders may incur various fees and expenses in connection with any such sale.

     3. Redemption. Holders may allow the Debentures to be redeemed on June 29, 1998. Pursuant to the terms of the Indenture between the Company and The Bank of New York, as Trustee, dated as of December 1, 1992, holders of the Debentures will be entitled to receive upon redemption 103.0% of the principal amount thereof, plus interest accruing from January 1, 1998 to the Redemption Date (the "Redemption Price"). A holder of $1,000 principal amount of Debentures redeemed at the Redemption Price would receive $1,059.83 in cash. Payment of the Redemption Price will be made by the Paying and Conversion Agent upon surrender of Debentures to the Paying and Conversion Agent by holders of Debentures accompanied by a properly completed Letter of Transmittal. On and after the Redemption

Date, interest will cease to accrue and holders of Debentures will not have any rights as such holders other than the right to receive payment of the Redemption Price, without interest from the Redemption Date, upon surrender of their Debentures.

                              MANNER OF CONVERSION

     To convert Debentures into Common Stock, the holder thereof must surrender such Debentures, duly endorsed, prior to 5:00 p.m., New York City time, on the Redemption Date to The Bank of New York at the address set forth above, accompanied by written notice (a form of which is set forth on the reverse of the Debenture) to the Company that the holder elects to convert such Debentures, or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted. Such notice must also state the name or names (with address) in which the certificate or certificates for shares of Common Stock issuable upon conversion are to be issued. Each Debenture surrendered for conversion must, unless the shares issuable on conversion are to be issued in the same name as the name in which such Debenture is registered, be duly endorsed by, or accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or his or her duly authorized attorney. The notice that must be given to the Company may be provided by surrendering Debentures accompanied by the Letter of Transmittal provided to all record holders of the Debentures.

     As promptly as practicable after the surrender of such Debenture and the receipt of such notice, as aforesaid, the Company will issue and deliver at the office of The Bank of New York to such holder, or on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Debenture and a check for the amount payable in lieu of any fractional share. Holders are also entitled to convert fewer than all Debentures they hold provided that any conversions are for principal amounts of Debentures in integral multiples of $1,000, in accordance with the terms of the Indenture. No payment or adjustment will be made on conversion for interest accrued on the Debentures surrendered for conversion.

     THE DEBENTURES MAY BE CONVERTED INTO COMMON STOCK ONLY BY DELIVERY OF THE DEBENTURES, ACCOMPANIED BY THE NOTICE AS DESCRIBED ABOVE, TO THE BANK OF NEW YORK PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE REDEMPTION DATE. SINCE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, THAT DETERMINES WHETHER DEBENTURES HAVE BEEN PROPERLY TENDERED FOR CONVERSION, SUFFICIENT TIME SHOULD BE ALLOWED FOR DEBENTURES TO BE SENT BY MAIL TO BE RECEIVED BY THE BANK OF NEW YORK PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE REDEMPTION DATE. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE.

     ANY DEBENTURES THAT HAVE NOT BEEN PROPERLY PRESENTED FOR CONVERSION PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE REDEMPTION DATE WILL BE AUTOMATICALLY REDEEMED AS SET FORTH HEREIN UPON SURRENDER OF THE DEBENTURE.

                              MANNER OF REDEMPTION

     To receive the Redemption Price specified above for any Debentures being redeemed, the holder thereof must surrender such Debentures to The Bank of New York at the address set forth above.

                IMPORTANT INFORMATION FOR HOLDERS OF DEBENTURES

MARKET CONSIDERATIONS

     On May 28, 1998, the reported last closing price of the Common Stock on the New York Stock Exchange was $38.1875 per share. During the period from January 1, 1998 through May 28, 1998, the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange were $39.9375 and $28.25, respectively. As long as the market price of the Common Stock (after giving effect to commissions and any other costs of sale) is equal to or greater than $34.05 per share, holders who elect to convert their Debentures will receive shares of Common Stock (including cash paid in lieu of fractional shares) having a current market value greater than the cash that they would be entitled to receive upon redemption.

FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain United States federal income tax considerations relevant to the conversion, redemption or sale of Debentures by a beneficial owner of Debentures. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed regulations and temporary regulations) promulgated thereunder, Internal Revenue Service ("IRS") rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary is applicable only to holders who are "United States persons" for federal income tax purposes and who hold Debentures as capital assets and who will hold any Common Stock received on conversion of Debentures as capital assets. Additionally, this summary is not applicable to non-United States persons who have an indirect interest in Debentures or Common Stock through a United States partnership, trust or estate, or other flow-through entity.

     This summary does not discuss all the tax consequences that may be relevant to a particular holder in light of the holder's particular circumstances and it is not intended to be applicable in all respects to all categories of investors, some of whom -- such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold the Debentures as a position in a "straddle," as part of a "synthetic security," "hedge," "conversion transaction" or other integrated investment, persons that enter into "short sales against the box" or certain other "constructive sales" involving the Debentures or substantially identical property, or persons whose functional currency is other than United States dollars -- may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a particular holder.

     HOLDERS OF DEBENTURES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE CONVERSION, SALE OR REDEMPTION OF THE DEBENTURES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

CONVERSION OF DEBENTURES

     In general, no gain or loss will be recognized on conversion of Debentures solely into Common Stock. The tax basis for the Common Stock received upon such conversion will be equal to the tax basis of the Debentures converted (reduced by the portion of such basis allocable to any fractional share of Common Stock paid in cash). The holding period for the Common Stock generally will include the holding period of the Debentures converted. Except as discussed below under "Market Discount," a holder generally will recognize gain (or loss) upon a conversion to the extent that any cash paid in lieu of a fractional share of Common Stock exceeds (or is less than) its tax basis in such fractional share.

SALE OR REDEMPTION OF DEBENTURES

     Generally, the sale or redemption of Debentures will result in taxable gain or loss equal to the difference between (i) the amount realized (except to the extent such amount is attributable to accrued interest not previously included in income, which amount generally will be taxable as ordinary income) and

(ii) the holder's adjusted tax basis in the Debentures. Such gain or loss will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if the holding period for the Debentures exceeds one year. In the case of a non-corporate holder of Debentures, any such capital gain will be subject to tax at a maximum federal income tax rate of 28% if the holder's holding period in the Debentures is more than one year but not more than 18 months and at a maximum federal income tax rate of 20% if the holder's holding period in the Debentures is more than 18 months.

MARKET DISCOUNT

     Special rules will apply to Debentures acquired with market discount. A market discount note is, generally, a note the principal amount of which exceeds the holder's basis in the note immediately after acquisition by more than a specified de minimis amount. Generally, any gain recognized on the sale or redemption of a market discount note will be treated as ordinary income to the extent of the accrued market discount on such note not previously included in income. In general, market discount accrues on a straight line basis or, at the option of the holder, at a constant yield to maturity basis.

     Although the matter is not free from doubt, a holder of a Debenture with market discount should not have to recognize income on the conversion of the Debenture, even with respect to market discount that has accrued but has not been taken into account. Market discount not recognized on conversion will carry over to the Common Stock acquired upon conversion thereof and will be recognized as ordinary income to the extent of gain recognized upon the disposition of such Common Stock, including any deemed disposition of fractional shares of Common Stock for cash at the time of conversion.

SALE OR DISPOSITION OF COMMON STOCK

     Subject to the discussion under "Market Discount" above, a holder will recognize gain or loss on the sale or exchange of Common Stock received upon conversion of a Debenture equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in the Common Stock sold or exchanged.

BACKUP WITHHOLDING

     A holder of a Debenture or Common Stock issued upon conversion of a Debenture may be subject to backup withholding at a rate of 31% with respect to the proceeds of a sale or redemption of such Debenture or Common Stock, as the case may be, unless (i) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable backup withholding rules. The amount of backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability.

FAILURE TO SURRENDER DEBENTURES OR INDICATE CHOICE

     Failure to surrender Debentures at the offices of the Paying and Conversion Agent for conversion prior to 5:00 p.m., New York City time, on June 29, 1998, time being of the essence, will automatically result in such Debentures being redeemed at the Redemption Price of $1,059.83 per $1,000 principal amount of Debentures. If no choice is indicated in a Letter of Transmittal, the delivery of Debentures to the Paying and Conversion Agent prior to 5:00 p.m., New York City time, on June 29, 1998 will be treated by the Paying and Conversion Agent as an instruction to convert such Debentures into Common Stock.

                                        Integrated Health Services, Inc.

                                        Marc B. Levin
                                        Secretary

May 29, 1998